UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

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Aftermarket Technology Corp.
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Dear Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of Aftermarket Technology Corp. on Wednesday, June 6, 2007, at 8:00 a.m. Central time at the Four Seasons Resort and Club, Dallas at Las Colinas, 4150 North MacArthur Boulevard, Irving, Texas 75038. Your Board of Directors and management look forward to greeting those stockholders who attend the meeting.

At this meeting you will be asked to elect directors. Your Board of Directors recommends a vote FOR the proposed nominees. The reason for the Board’s recommendation, as well as other important information, is contained in the accompanying Proxy Statement. You are urged to read the Proxy Statement carefully.

It is important that your shares be represented and voted at the meeting, whether or not you plan to attend. Please sign, date and mail the enclosed proxy card at your earliest convenience.

Your interest and participation in the affairs of Aftermarket Technology Corp. are greatly appreciated.

/s/ Donald T. Johnson, Jr.

Donald T. Johnson, Jr. Chairman of the Board, President and Chief Executive Officer

April 25, 2007

1400 Opus Place - Suite 600, Downers Grove, IL 60515
Phone (630) 271-8100 Fax (630) 271-9999
www.goATC.com

AFTERMARKET TECHNOLOGY CORP.

1400 Opus Place, Suite 600
Downers Grove, Illinois 60515
_____________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
_____________________

To the Stockholders of
Aftermarket Technology Corp.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Aftermarket Technology Corp. will be held at the Four Seasons Resort and Club, Dallas at Las Colinas, 4150 North MacArthur Boulevard, Irving, Texas 75038 on Wednesday, June 6, 2007, at 8:00 a.m., Central time, for the purposes of considering and acting upon the following:

1.	election of seven directors to hold office until the 2008 Annual Meeting of Stockholders and thereafter until their successors are elected and qualified; and

2.	transaction of such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on April 19, 2007 will be entitled to notice of, and to vote at, the meeting and any adjournments thereof.

                            By Order of the Board of Directors,

                            /s/ Joseph Salamunovich

                            Joseph Salamunovich
                            Secretary
Dated:    April 25, 2007

PLEASE MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

TABLE OF CONTENTS

Solicitation of Proxies
Voting
Election of Directors
Management
Executive Compensation
Security Ownership of Certain Beneficial Owners and Management
Certain Transactions
Audit Matters
Annual Report on Form 10-K
Stockholder Communications with the Board of Directors
Multiple Stockholders Sharing the Same Address
Stockholder Proposals for the 2008 Annual Meeting of Stockholders

i

AFTERMARKET TECHNOLOGY CORP.

1400 Opus Place, Suite 600
Downers Grove, Illinois 60515
_____________________

PROXY STATEMENT

Annual Meeting of Stockholders
June 6, 2007

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Aftermarket Technology Corp. for use at its Annual Meeting of Stockholders to be held at the Four Seasons Resort and Club, Dallas at Las Colinas, 4150 North MacArthur Boulevard, Irving, Texas 75038, on June 6, 2007 at 8:00 a.m., Central time, and all adjournments thereof.

This Proxy Statement and the accompanying form of proxy are first being mailed to stockholders on or about April 30, 2007.

SOLICITATION OF PROXIES

The cost of preparing, assembling and mailing this proxy statement and the accompanying Notice of Annual Meeting of Stockholders and form of proxy and the solicitation of proxies will be paid by Aftermarket Technology Corp. Proxies may be solicited by our directors, officers and employees, none of whom will receive any additional compensation for such solicitation. Proxies may be solicited in person or by telephone. We will pay brokers or other persons holding stock in their names or the names of their nominees for the expenses of forwarding soliciting material to their principals.

VOTING

The close of business on April 19, 2007 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting. On that date, there were 21,847,377 shares of our common stock outstanding. A majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum at the annual meeting. Each share of common stock is entitled to one vote on any matter that may be presented for consideration and action by the stockholders at the annual meeting. In all matters other than the election of directors, the affirmative vote of a majority of the shares of common stock present in person or represented by proxies and entitled to vote will be the act of stockholders. Directors will be elected by a plurality of the votes of the shares of common stock present in person or represented by proxies and entitled to vote on the election of directors. According to applicable state law and Aftermarket Technology Corp.’s charter and bylaws, abstentions will be treated as the equivalent of a negative vote for the purpose of determining whether a proposal has been adopted and will have no effect for the purpose of determining whether a director has been elected. If a broker indicates on the proxy that such broker does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be treated as present for purposes of determining the existence of a quorum but will not be considered as present and entitled to vote with respect to that matter.

Proxies will be voted in accordance with the instructions on the proxies. In the absence of instructions, proxies will be voted FOR Aftermarket Technology Corp.’s nominees for election as directors. As of April 25, 2007, the Board of Directors is not aware of any matters to be presented for action at the annual meeting other than those specifically identified in the Notice of Meeting. However, should any other matters come before the annual meeting, proxies will be voted in the discretion of the persons named as proxies thereon as to any other business that may properly come before the annual meeting or any adjournment thereof.

Any stockholder has the power to revoke his or her proxy at any time before it is voted at the annual meeting by submitting written notice of revocation to our corporate secretary or by filing a duly executed proxy bearing a later date. A proxy will not be voted if the stockholder who executed it is present at the annual meeting and elects to vote in person the shares represented by the proxy.

ELECTION OF DIRECTORS

Our directors are elected annually. The term of office of all present directors expires on the date of the annual meeting at which seven directors are to be elected to serve for the ensuing year and until their successors are elected and qualified. The nominees for election as directors are:
Robert L. Evans	Michael D. Jordan
Curtland E. Fields	S. Lawrence Prendergast
Dr. Michael J. Hartnett	Edward Stewart
Donald T. Johnson, Jr.

All of the nominees currently serve as directors of Aftermarket Technology Corp. For information regarding each nominee, see “Management—Directors and Executive Officers.”

Should any nominees become unavailable to serve as a director or should any vacancy occur before the election (which events are not anticipated), the proxies may be voted for a substitute nominee selected by the Board of Directors or the authorized number of directors may be reduced. If for any reason the authorized number of directors is reduced, the proxies will be voted, in the absence of instructions to the contrary, for the election of the remaining nominees named in this Proxy Statement. To the best of our knowledge, all nominees are and will be available to serve.

The Board of Directors recommends a vote FOR each of the nominees.

MANAGEMENT

Directors and Executive Officers

Our current directors and executive officers are as follows:

Name	Age	Positions
Donald T. Johnson, Jr.	55	Chairman of the Board, President and Chief Executive Officer
Todd R. Peters	44	Vice President and Chief Financial Officer
John J. Machota	55	Vice President, Human Resources
John M. Pinkerton	49	Vice President and Controller
Mary T. Ryan	54	Vice President, Communications and Investor Relations
Joseph Salamunovich	47	Vice President, General Counsel and Secretary
William L. Conley, Jr.	58	President, ATC Logistics
Brett O. Dickson	42	Vice President, North American Remanufacturing Operations
Robert L. Evans	54	Director
Curtland E. Fields	55	Director
Dr. Michael J. Hartnett	61	Director
Michael D. Jordan	60	Lead Director
S. Lawrence Prendergast	66	Director
Edward Stewart	64	Director

Donald T. Johnson, Jr. joined us as President and Chief Operating Officer in January 2004. In February 2004 Mr. Johnson became Chief Executive Officer, and became a member of the Board of Directors in May 2004 and Chairman of the Board in June 2005. Before joining us, Mr. Johnson was Global Director, Parts, Supply and Logistics for Ford Motor Company since 1999. Prior to that, Mr. Johnson spent 26 years working for Caterpillar, Inc. and its subsidiaries, including serving as Vice President of Caterpillar Logistics Services, Inc. from 1992 until he joined Ford. Mr. Johnson is a director and member of the audit committee of Accuride Corporation. Mr. Johnson holds a B.A. in Management from the University of Illinois.

Todd R. Peters joined us as Vice President, Finance in March 2004 and was appointed Chief Financial Officer in May 2004. Before joining us, Mr. Peters served TriMas Corporation, a manufacturer of automotive accessories and industrial products, as Executive Vice President and Chief Financial Officer from 2002 to 2003 and as Vice President of Finance from 2001 to 2002. From 1994 to 2001, he held various positions with Dana Corporation, a manufacturer in the automotive, commercial vehicle, and off-highway markets, including Global Working Capital Team Leader from 2000 to 2001, Director of Operations - Long Manufacturing from 1999 to 2000 and Vice President of Finance from 1994 to 1999. Prior to that, Mr. Peters worked for Coopers & Lybrand for over eight years. Mr. Peters holds a B.S. in Business Administration from Central Michigan University and is a certified public accountant.

John J. Machota joined us as Vice President, Human Resources in 1997. From 1996 to 1997, he was a self-employed human resources consultant. From 1995 to 1996, Mr. Machota was Vice President, Compensation for Waste Management, Inc. and from 1993 to 1995, served as Waste Management's Vice President, Human Resource Services. From 1986 to 1993, Mr. Machota was Vice President, Human Resources for a subsidiary of Waste Management and prior to that held various other positions in the human resources area. Mr. Machota holds an M.S. in Industrial Relations from Loyola University, Chicago.

John M. Pinkerton joined us as Manager, Planning and Analysis in 1999, became Corporate Controller in 2000 and became an executive officer in June 2005 when he was appointed Vice President and Controller. Prior to joining us, he was an independent financial consultant during 1998 and prior to that he spent ten years with Grimes Aerospace Company, an international engineering, manufacturing and distribution company, where he held various financial analysis and planning related positions, including Director, Strategic Planning. From 1980 to 1988, Mr. Pinkerton worked for Cooper Industries (Power Systems Division) in various accounting and related positions. Mr. Pinkerton holds an M.B.A. from the University of Wisconsin-Milwaukee and is a certified public accountant (inactive).

Mary T. Ryan joined us as Vice President, Communications and Investor Relations in 1999. From 1996 to 1998, Ms. Ryan served as Vice President, Corporate Affairs for American Disposal Services, Inc. From 1995 to 1996, she was a self-employed public relations consultant. Prior to that, Ms. Ryan was employed for more than ten years with Waste Management, Inc. Ms. Ryan holds an M.B.A. from DePaul University.

Joseph Salamunovich joined us as Vice President, General Counsel and Secretary in 1997. From 1986 to 1994 Mr. Salamunovich was an associate, and from 1995 to 1997 he was a partner, in the law firm of Gibson, Dunn & Crutcher LLP, where he specialized in corporate and securities law matters. Mr. Salamunovich holds a J.D. from Loyola Law School, Los Angeles.

William L. Conley, Jr. joined us in 2002 as President of our ATC Logistics business. Prior to joining us Mr. Conley spent nearly 24 years with FedEx Corporation in a series of increasingly responsible sales and leadership positions. Most recently, Mr. Conley served as Vice President and General Manager - Europe, Middle East and Africa for FedEx Supply Chain Services (FedEx’s logistics operations). Mr. Conley holds a B.S. in Aeronautics from Parks College of Aeronautical Technology of St. Louis University.

Brett O. Dickson joined us in 2001 as Director of Lean and Continuous Improvement. That same year he became Vice President and General Manager of our Autocraft Industries business and became an executive officer in 2004 when he was promoted to Vice President of our North American Remanufacturing Operations. Prior to joining us, Mr. Dickson held increasingly responsible positions in operations, supply chain management and repositioning within Grimes Aerospace Company from 1995 to 2000, most recently serving as the Business Unit Manager for Grimes’ Exterior Lighting business. Between 1985 and 1995 he held various positions with Honeywell (formerly AlliedSignal) including Plant Manager, Production Engineering Manager and Six Sigma specialist. Mr. Dickson holds a B.S. in Electronic Engineering Technology from the DeVry Institute of Technology.

Robert L. Evans became a director of Aftermarket Technology Corp. in December 2004. Since August 2006, Mr. Evans has served as President, Chief Executive Officer and a member of the Board of Directors of Churchill Downs Inc., a publicly held owner and operator of horse racing venues. Previously, Mr. Evans was Managing Director of Symphony Technology Group (a strategic holding company that invests primarily in software and services firms) and a predecessor firm, the Valent Group, from 2001 until October 2004. Prior to that, he was President and Chief Operating Officer of Aspect Development, Inc. from 1999 until its acquisition by i2 Technologies, Inc. in 2000, after which he served as Chief Operating

Officer of i2 Technologies. Mr. Evans was employed by Accenture (formerly Andersen Consulting) from 1993 to 1999, where he held a variety of positions, including Managing Partner of the Americas Supply Chain practice. From 1990 to 1993 Mr. Evans served as Vice President, Customer Support (Parts & Service) for Mazda Motor of America, and between 1975 and 1990 he held various positions with Caterpillar Inc., including President of Caterpillar Logistics Services. Mr. Evans serves on our Compensation and Nominating Committee.

Curtland E. Fields became a director of Aftermarket Technology Corp. in December 2004. Mr. Fields is the Executive Director and chief executive officer and a trustee of the Turrell Fund, a $130 million foundation. Prior to joining the Turrell Fund in 2003, Mr. Fields was employed by AT&T Corporation for over 30 years, serving most recently as President of the Consumer Transactions Services Group between 2000 and 2003, as President of the Consumer Markets Group (Central Region) from 1999 to 2000 and Vice President, Strategy and Marketing for the Business Markets Group from 1998 to 1999. Prior to that he held other positions with AT&T including Financial Vice President for Investor Relations. Mr. Fields is Chairman of our Compensation and Nominating Committee.

Dr. Michael J. Hartnett became a director of Aftermarket Technology Corp. in 1994. Since 1992, Dr. Hartnett has been President and Chief Executive Officer, and since 2005 has been Chairman of the Board, of RBC Bearings Incorporated, a publicly held manufacturer of ball and roller bearings. Prior to joining RBC in 1990 as General Manager of its Industrial Tectonics subsidiary, he spent 18 years with The Torrington Company, a subsidiary of Ingersoll-Rand. Dr. Hartnett serves on our Audit Committee.

Michael D. Jordan became a director of Aftermarket Technology Corp. in May 2004 and Lead Director in June 2005. Prior to retirement in 2001, he was employed by Ford Motor Company for over 30 years, serving most recently as President of Ford’s Automotive Consumer Services Group since 1997. Prior to that he was President of the Ford Customer Service Division—Europe for three years. Mr. Jordan serves on our Compensation and Nominating Committee.

S. Lawrence Prendergast became a director of Aftermarket Technology Corp. in May 2004. Between 1999 and his retirement in June 2005, he was Executive Vice President of Finance of LaBranche & Co. Inc., a New York Stock Exchange specialist firm. Prior to that he spent over 30 years with AT&T Corporation, including serving as Chairman of the Board and Chief Executive Officer of AT&T Investment Management Corp. from 1997 to 1999 and as Vice President and Treasurer of AT&T Corporation for 14 years before that. Mr. Prendergast is Chairman of our Audit Committee.

Edward Stewart became a director of Aftermarket Technology Corp. in December 2004. Prior to his retirement in 2002, he was employed by General Electric Company for 37 years, serving most recently as Executive Vice President of GE Capital and Chief Executive Officer of GE Card Services from 1997, and prior to that he was a Vice President of General Electric since 1991. Mr. Stewart serves on our Audit Committee.

Directors serve one-year terms and are elected annually. Executive officers serve until they resign or replacements are appointed by the Board of Directors.

Independence of Directors

The Board of Directors has determined that all of our current directors with the exception of Mr. Johnson are independent as defined in the Nasdaq listing standards and the regulations of the Securities and Exchange Commission. None of the independent directors currently has or has had a material relationship with, or is or has been employed by, Aftermarket Technology Corp. or any of its subsidiaries.

Committees of the Board of Directors and Board Meetings

We have an Audit Committee and a Compensation and Nominating Committee.

Audit Committee

The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, provides assistance to the Board of Directors in fulfilling its oversight role relating to our corporate accounting and reporting practices and the quality and integrity of our financial reports. The Committee is governed by a written charter approved by the Board of Directors, which is available on our website at www.goATC.com.  The Audit Committee is composed of Messrs.  Hartnett, Prendergast (Chairman) and Stewart, each of whom is independent as defined in the Nasdaq listing standards and the regulations of the Securities and Exchange Commission.

Compensation and Nominating Committee

The Compensation and Nominating Committee establishes our general compensation policies, establishes the specific compensation programs that we utilize with respect to our executive officers, establishes salaries and bonuses for our executive officers other than the Chief Executive Officer, makes stock awards (e.g., stock options, restricted stock) to all eligible employees other than our Chief Executive Officer, makes recommendations to the Board of Directors regarding the salary and bonus for and stock awards to our Chief Executive Officer and is responsible for identifying, reviewing the qualifications of, and recruiting, as appropriate, potential candidates for the Board of Directors.

For information regarding the Compensation and Nominating Committee’s philosophy, process and procedure in setting executive compensation policies, see “Executive Compensation.”

In identifying potential candidates for Board membership, the Compensation and Nominating Committee may rely on suggestions and recommendations from the Board, management and others. The Committee does not currently have a policy with regard to the consideration of any director candidates recommended by stockholders, but we expect that such a policy will be developed in the future. The Board believes that the current absence of such a policy is appropriate because we have never received such a stockholder recommendation. In evaluating the suitability of individuals for Board membership, the Compensation and Nominating Committee may take into account many factors, including an individual’s business experience and skills, independence, judgment, integrity, and ability to commit sufficient time and attention to the activities of the Board of Directors. The Committee has not established any specific minimum qualification standards for nominees to the Board, although from time to time the Committee may identify certain skills or attributes (e.g., financial experience, business experience) as being particularly desirable to help meet specific Board needs that have arisen.

The Compensation and Nominating Committee is governed by a written charter approved by the Board of Directors, which is available on our website at www.goATC.com. The Compensation and Nominating Committee is composed of Messrs. Evans, Fields (Chairman) and Jordan, each of whom is independent as defined in the Nasdaq listing standards and the regulations of the Securities and Exchange Commission.

Board and Committee Meeting Attendance

During 2006 the Audit Committee met nine times, the Compensation and Nominating Committee met eight times and the Board of Directors met seven times, with one such meeting held by the independent members of the Board of Directors. Each director attended at least 75% of the meetings of the Board of Directors and the committees of the Board on which he served during the year. We do not have a formal policy regarding director attendance at stockholder meetings. Five of our seven directors attended the 2006 annual meeting of stockholders.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers, directors and persons who own more than 10% of our outstanding common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish copies of these reports to us. Based solely on a review of the copies of the forms that we have received, we believe that all such forms required during 2006 were filed on a timely basis except for a Form 4 regarding the sale of 469 shares on May 17 by Mr. Pinkerton, which was filed one day late.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation and Nominating Committee has responsibility for establishing, implementing and monitoring adherence with our compensation philosophy. The Committee’s goal is that the total compensation paid to our executive officers is fair, reasonable and competitive. The types of compensation and benefits provided to the actively employed named executive officers are similar to those provided to other executive officers. The “named executive officers” are the five persons who were, as of December 31, 2006, the principal executive officer (CEO), the principal financial officer (CFO), and the three most highly compensated executive officers, other than the CEO and CFO, of Aftermarket Technology Corp. and its subsidiaries.

Compensation Philosophy and Objectives

Our executive compensation philosophy is as follows:

•	to align compensation with shareholder value creation;
•	to provide market competitive compensation to attract and retain talented executives; and
•	to link incentive compensation to continuous improvements in strategic and operating performance.

The Committee believes the current compensation arrangements provide the CEO and our other executive officers incentive to perform at superior levels and in a manner directly aligned with the economic interests of our shareholders. The Committee approves and continually evaluates our compensation policies applicable to the executive officers so that (i) we maintain the ability to attract and retain excellent employees in key positions, and (ii) compensation provided to executive officers remains competitive relative to the compensation paid to similarly situated executives in the competitive market. To this end, the Committee believes that executive compensation should include both cash and stock-based compensation that rewards performance as measured against established goals.

Independent Consultant

The Committee periodically uses the services of an independent executive compensation consulting firm (the “independent compensation consultant”), currently Watson Wyatt Worldwide, which reports directly to the Committee and works with management on behalf of the Committee as the Committee determines is necessary. During 2006, the independent compensation consultant provided the Committee with relevant market data and alternatives to consider when making compensation decisions for the CEO and the other executive officers. The independent compensation consultant also provided the Committee with input on items including long-term incentive plan design and the CEO’s new employment agreement.

2006 Executive Compensation Components

The existing executive compensation program consists of four primary elements:

•	base salary;
•	performance based incentive compensation;
•	long-term incentive/stock-based awards; and
•	supplemental benefits.

Each of these compensation elements is described in detail in this discussion and analysis.

Competitive Benchmarking - Definition of Market

The Committee periodically reviews compensation data for comparable executive positions in the competitive market. The independent compensation consultant assists with this analysis. An extensive competitive compensation analysis was last completed in December 2005 for all executive officers, with a market review of the CEO position conducted in August 2006 as part of the Committee’s negotiations with the CEO on his new employment agreement. The Committee reviewed updated market data for all other executive officers in December 2006.

For purposes of competitive market analysis, the Committee reviews compensation data provided by the independent compensation consultant regarding a “comparator group” of general manufacturing companies that produce both durable and nondurable goods, rather than data from a peer group of selected companies. Due to our current business mix (remanufacturing and logistics) and revenue size, there is no peer group of selected companies that could provide more direct competitive compensation data. The general manufacturing data provides a broad view of the executive labor market against which we compete for executive-level talent. All compensation data is size-adjusted to reflect our business size of approximately $450 million in annual revenues.

Competitive Compensation Objectives

Our executive compensation is based on a pay-for-performance philosophy, emphasizing performance against measures that correlate with increases in shareholder value. It is the policy of the Committee to set compensation targets for fixed pay (base salary and benefits) at approximately the 50th percentile of the market as defined by the comparator group. Variable compensation (annual incentives and long-term incentives) is targeted at the 50th to 75th percentile of the market. Any variable compensation awards targeted above the 50th percentile are tied to the expected achievement of “stretch” performance goals.

The Committee has begun to periodically review the various elements of our total compensation using a tally sheet approach.

Pay-for-Performance - “Variable Pay At Risk”

The percentage of pay at risk increases as the level of employment position increases. This provides additional upside potential and downside risk for senior positions, recognizing that these roles have greater influence on our overall performance. In the case of the CEO, over 72% of total compensation is at risk in the form of variable pay, and approximately 48% of his total compensation is in the form of long-term incentives. In the case of the other named executive officers, approximately 50%-60% of total compensation is in the form of variable pay, and 22%-25% of their total compensation is in the form of long-term incentives. The Committee believes this compensation structure aligns the financial interests of the named executive officers and other executive officers with the interests of our shareholders because it rewards management for the achievement of long-term financial results and shareholder value creation.

Base Salary

We provide named executive officers and other executive officers with base salary to compensate them for services rendered during the fiscal year. For each position, the Committee establishes a base salary range that takes into consideration the position and its responsibility and the market data and recommendations provided by the independent compensation consultant. Within that range a specific base salary is then determined. It is our policy to provide base salary for a given position that is between 75% and 125% of the midpoint of the base salary range established for that position.

During its review of base salaries for executives, the Committee primarily considers:

•	market data provided by the independent compensation consultant;
•	internal review of the executive’s compensation, both individually and relative to other officers;
•	recommendations of the CEO; and
•	individual performance.

Salary levels are typically reviewed annually as well as upon promotion or other changes in job responsibilities. Increases for named executive officers other than the CEO are reviewed and approved by the Committee based on the criteria listed above. Increases for the CEO are recommended by the Committee and reviewed and approved by the full Board.

For 2006, the CEO received a base salary increase of 7% effective January 1, which reflected the Committee’s evaluation of his performance during the prior year and the competitive market. The average salary increase in 2006 for the other named executive officers was 3.5%, which closely reflected the average salary movement within the comparator group.

Base salary adjustments for 2007 for the named executive officers other than the CEO became effective January 1, 2007 and are noted in the footnotes to the Summary Compensation Table below. The CEO’s base salary for 2007 was set as part of the negotiation of his new employment agreement and also became effective January 1, 2007.

Performance-Based Incentive Compensation

We provide annual incentive opportunities through our Management Incentive Compensation Plan (IC plan), which rewards executive officers and other senior management for the achievement of annual financial results. All of the performance measures in the plan reflect our business strategy and key financial metrics.

Performance Metrics. The primary corporate financial measure in the IC plan for 2006 was earnings per share (EPS). For business segment leadership, adjusted earnings before interest and taxes (EBIT) served as the primary financial metric. We believe that these two financial metrics are key indicators of long-term shareholder value. Corporate officer positions are measured entirely on EPS while business segment leadership is measured 70% on such segment’s adjusted EBIT and 30% on EPS. For business segment leadership, we believe this weighting provides the appropriate incentive to drive business segment performance.

In addition, we believe all employees must be fully committed to customer quality and service. Therefore, the plan includes a “quality and service” component pursuant to which the Committee may reduce plan awards by up to 20% if we or a business segment or a business unit do not achieve established quality and service objectives. The quality and service objectives include items such as service levels required by customer contracts, failure rates and warranty costs, and are reviewed regularly by the CEO with the appropriate business team. At the conclusion of the year, the Committee (or the Board in the case of the CEO) reviews the quality and service performance and, based on the recommendations from the CEO, determines whether any bonus reduction is to be implemented.

Award Opportunities. The target awards under the IC plan have been established based on recommendations from the independent compensation consultant to reflect the 50th percentile of annual target incentive awards for similar positions within the comparator group. For 2006, the target incentive award was 90% of base salary for the CEO, 60% of base salary for the CFO, and 45% or 50% of base salary for our other executive officers, in each case with a “cut-off” award equal to 75% of the target award and a “stretch” award equal to 300% of the target award.

Actual 2006 Results. The actual financial performance against targets for 2006 was as follows:

IC Plan
Financial Measure	2006 IC Goal	2006 Actual
Corporate EPS	$1.55	$0.81
Drivetrain adjusted EBIT	$42.4 million	$18.7 million
Logistics adjusted EBIT	$23.2 million	$29.1 million

Based on the 2006 financial performance against goals, four of the five named executive officers did not earn a bonus under the IC plan for the year. The only named executive officer to earn a 2006 plan bonus was William Conley, President of ATC Logistics, whose earned bonus represented 226% of his target bonus award because the actual financial performance of the Logistics segment significantly exceeded its financial target. However, due to service problems associated with certain 2006 program launches within the Logistics segment, the Committee reduced Mr. Conley’s 2006 earned bonus by the full 20% reduction factor described above.

Long-Term Incentives

Our long-term incentive program is a key element of our total compensation program. Long-term incentives are the largest component of variable compensation and provide the strongest tie to long-term shareholder value. Our long-term incentive compensation historically has consisted of awards of stock options and restricted stock.

Stock Options. Stock options reward management for increases in our stock price above the price at the time the options are granted and thus provide a direct link to shareholder value creation. The annual awards of stock options for 2006 took place at the Committee’s and the Board’s regularly scheduled meetings on June 1, 2006. These stock option grants have an exercise price of $24.69, which represented the closing stock price on the date of grant. The Committee and the Board have never granted options with an exercise price that is less than the closing price of our common stock on the grant date, nor have they granted options that are priced on a date other than the grant date. Since the end of 1998, we have maintained a policy against repricing stock options without shareholder approval. All awards of stock options require approval of the Committee (or the Board in the case of an award to the CEO).

All stock option grants are granted in the form of nonqualified stock options and vest at the rate of 33⅓% per year over the first three years of the ten-year option term. Vesting and exercise rights cease in connection with termination of employment except in the case of death or disability.

It is the Committee’s intent to generally grant stock options at approximately the same time each year - at the time of our annual meeting, which typically takes place in late May or early June. However, the annual grant to our CEO for 2007 took place in January 2007. We do not have a formal policy with regards to the timing of stock option or restricted stock grants and the release of material non-public information.

Restricted Stock. Restricted stock grants build executive stock ownership and focus executives on long-term company performance. Furthermore, awards of restricted stock are consistent with current market practice. Restricted shares were granted to named executive officers on June 1, 2006 when the stock price was $24.69. These restricted stock awards are nontransferable and will vest at the rate of 33⅓% per year. All restricted stock awards have dividend and voting rights. Awards of all restricted stock require approval of the Committee (or the Board in the case of an award to the CEO).

Award Opportunities. The target long-term incentive opportunities have been established based on the independent compensation consultant’s review of comparator group long-term incentive practices and our compensation philosophy described above. For 2006, the economic value of long-term incentive grants ranged from 175% of salary for the CEO to 85% of salary for the CFO to an average of 55% of salary for the other executive officers. For 2006, these award sizes were consistent with the 75th percentile of the competitive marketplace. The stock-based compensation expense associated with the equity awards is disclosed in the Summary Compensation Table below.

For 2006, the value of long-term incentive awards for named executive officers consisted of approximately 50% in stock options and 50% in restricted stock. The Committee believes this balanced long-term incentive portfolio will further align management’s interests with the interests of our shareholders by focusing management on achieving the value targets outlined in the Company’s strategic plan.

New Long-Term Incentive Plan. Effective January 1, 2007 we implemented a long-term incentive plan (LTIP) with a stock component (both options and restricted stock) and a cash component to reward management for achieving value targets over a three-year period. The financial performance metrics for this plan are compounded annual growth rate (CAGR) for both revenue and operating income for the 2006-2008 LTIP performance period, and return on invested capital (ROIC) for the same period. The current intention is to target a value mix in the LTIP of approximately 70% for the stock component and 30% for the cash component with the target opportunities for the cash component ranging from 90% of base salary for the CEO to an average of 25% of base salary for the other named executive officers.

Performance Evaluation and Role of Officers in Setting Compensation

The Committee makes all final decisions regarding compensation for all executive officers other than the CEO. The CEO evaluates the performance of each of the other executive officers, discusses his assessments with the Committee and makes recommendations to the Committee for base salary adjustments and incentive award targets, which are reviewed and approved by the Committee.

In the case of the CEO, the Committee evaluates his performance against a detailed list of performance objectives that have been mutually agreed upon by the Committee and the CEO at the beginning of the year. These objectives include specific measurable financial performance metrics, business strategy implementation milestones, and leadership development/succession planning goals. The Committee monitors the performance of the CEO against these goals throughout the year and determines the final year-end evaluation. Based on this evaluation, the Committee submits a compensation recommendation to the full Board for review and approval.

Retirement and Other Benefits

Retirement Savings Plan and Deferral Plan

Unlike many of our competitors, we do not offer a defined benefit retirement plan. Executive officers participate in our Retirement Savings Plan, a tax-qualified 401(k) plan pursuant to which all our U.S.-based employees, including the named executive officers, are able to contribute the lesser of (i) up to 75% of their annual compensation (salary and bonus) or (ii) the limit prescribed by the Internal Revenue Service. We match up to 50% on the first 6% of compensation that is contributed by an employee to the plan. All employee contributions are fully vested upon contribution, while the matching contribution vests at the rate of 20% per year. However, due to the legal contribution limits on defined contribution retirement plans, the actual benefit to executive officers under the plan is severely limited.

To provide somewhat more competitive retirement benefits, we offer our executive officers and selected U.S.-based key employees the right to participate in a nonqualified deferred compensation plan. Under this plan, key employees are eligible to defer up to 75% of annual base salary and 100% of cash incentive compensation and/or commission awards. For 2006, the Committee (and the Board in the case of the CEO) approved a matching contribution of 50% of the first 10% of base salary deferred during the year. The matching contribution vests at the rate of 20% per year. Outside directors are also eligible to defer up to 100% of their annual retainer but without a matching contribution.

All of the compensation associated with these plans for 2006 is included in the “Other Compensation” column of the Summary Compensation Table below.

Perquisites and other Personal Benefits

We provide a car allowance of $20,000 per year for the CEO and $9,600 per year for the other executive officers, except for one executive officer who has the use of a drive audit vehicle (i.e., a vehicle provided to an employee, without charge, for the purpose of testing our remanufactured products). The Committee believes this auto allowance is consistent with typical market practices for company car programs and is part of offering a market competitive total compensation program.

Each executive officer also receives an annual allowance equal to 2% of base salary for expenses related to financial counseling, tax and legal services, club dues, home office and the like. This flexible structure enables executives to select benefits based on their specific circumstances and thereby raises the perceived value of the program.

These perquisites and benefits are offered in order to (i) provide executives with certain conveniences so that they can focus more on our business matters, and (ii) offer a market-competitive total compensation package. The Committee periodically reviews the levels of perquisites and other personal benefits to the named executive officers and believes they are reasonable and consistent with our overall compensation program.

All of the compensation to the named executive officers associated with these perquisites and other personal benefits for 2006 is included in the “Other Compensation” column of the Summary Compensation Table below.

Executive Compensation Employment Agreements

We have entered into written employment agreements with each of our executive officers, which provide for various benefits, including severance payable under certain circumstances. These employment agreements are designed to promote stability and continuity among our senior management team. For information regarding these agreements for the named executive officers, see “Summary Compensation Table” and “Potential Payments Upon Termination or Change-in-Control” below.

Tax and Accounting Implications

Deductibility of Executive Compensation - Section 162(m) Compliance

Section 162(m) of the Internal Revenue Code generally disallows the corporate tax deduction for certain compensation paid in excess of $1 million annually to each of the chief executive officer and the four other most highly compensated executive officers of publicly-held companies. There is an exception to this rule for “performance-based compensation.”

The Committee’s long-term objective is that our compensation programs qualify as performance-based compensation for purposes of Section 162(m) in order to maximize our corporate tax deduction. Therefore, as required by Section 162(m) both the annual incentive plans and long-term incentive plans were approved by shareholders to qualify applicable compensation as “performance based.” Furthermore, the incentive plans are administered by the Committee in order to be compliant with Section 162(m). Since May 2004, the Committee has been composed solely of outside directors for purposes of Section 162(m). While the Committee’s general policy is to preserve the deductibility of most compensation paid to our covered executives, it may from time to time authorize payments that might not be deductible if the Committee believes that those payments are in the best interests of shareholders.

Nonqualified Deferred Compensation - IRC Section 409A Compliance

The American Jobs Creation Act, which became effective January 1, 2005, changed those tax rules applicable to nonqualified deferred compensation arrangements. While final regulations under the Act have not yet become effective, we believe we are operating in good faith compliance with the statutory provisions as currently in effect. For a more detailed discussion of our nonqualified deferred compensation arrangements, see “Nonqualified Deferred Compensation” below.

Summary Compensation Table

The following table sets forth the compensation for 2006, for services to us in all capacities, of the named executive officers:

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compen-sation ($)(3)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compen- sation ($)		Total ($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)	(i)		(j)
Donald T. Johnson, Jr. Chairman, President, CEO	2006	$535,000	(4)	$0	$330,557	$281,421	$0	$0	$66,178	(5)	$1,213,156
Todd R. Peters Vice President and CFO	2006	$324,500	(6)	$0	$151,876	$125,414	$0	$0	$17,009	(7)	$618,799
William L. Conley, Jr. President, ATC Logistics & Electronics	2006	$252,000	(8)	$0	$55,964	$37,796	$159,472 (9)	$0	$36,680	(10)	$541,912
Brett O. Dickson Vice President, N.A. Reman Operations	2006	$260,000	(11)	$0	$75,096	$44,214	$0	$0	$19,735	(12)	$399,045
Joseph Salamunovich Vice President, General Counsel and Secretary	2006	$234,600	(13)	$0	$68,087	$37,796	$0	$0	$21,763	(14)	$362,246

(1)
The assumptions used in the computation of our stock award fair values are set forth in Note 2 -- Stock-Based Compensation to our consolidated financial statements set forth in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2006

(2)
The assumptions used in the computation of our stock award fair values are set forth in Note 2 -- Stock-Based Compensation to our consolidated financial statements set forth in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2006.

(3)
Bonuses are paid under our incentive compensation plan for a particular year if we achieve or exceed specified EPS and other financial targets for the year, and are paid during the first quarter of the following year.

(4)	Mr. Johnson deferred $267,500 of this amount pursuant to our executive deferred compensation plan. His base salary was increased to $560,000 effective January 1, 2007.
(5)
Consists of $6,442 Company matching contribution under our 401(k) Plan, $28,076 Company matching contribution under our executive deferred compensation plan, $20,000 automobile allowance, $10,700 reimbursement for club dues and personal financial planning costs, and $960 Company-paid life insurance premiums.

(6)	Mr. Peters' base salary was increased to $337,500 effective January 1, 2007.
(7)	Consists of $9,600 automobile allowance; $6,490 reimbursement for club dues and financial planning costs; and $919 Company-paid life insurance premiums.
(8)	Mr. Conley deferred $25,200 of this amount pursuant to our executive deferred compensation plan. His base salary was increased to $260,000 effective January 1, 2007.
(9)	Mr. Conley deferred 50% of this amount pursuant to our executive deferred compensation plan.
(10)
Consists of $6,600 Company matching contribution under our 401(k) Plan, $14,550 Company matching contribution under our executive deferred compensation plan, $9,600 automobile allowance, $5,040 reimbursement for club dues and personal financial planning costs; and $890 Company-paid life insurance premiums.

(11)	Mr. Dickson deferred $13,000 of this amount pursuant to our executive deferred compensation plan.
(12)
Consists of $5,418 Company matching contribution under our 401(k) Plan, $8,510 Company matching contribution under our executive deferred compensation plan, $4,900 reimbursement for club dues and personal financial planning costs, and $907 Company-paid life insurance premiums.

(13)	Mr. Salamunovich's base salary was increased to $244,000 effective January 1, 2007.
(14)
Consists of $6,600 Company matching contribution under our 401(k) Plan, $9,600 automobile allowance, $4,692 reimbursement for club dues and personal financial planning costs, and $871 Company-paid life insurance premiums.

Based on the fair value of equity awards granted to named executive officers in 2006 and the base salary of the named executive officers, “Salary” accounted for approximately 47% of the total compensation of the named executive officers while incentive compensation (i.e., stock awards, option awards and non-equity incentive plan compensation) accounted for approximately 53% of the total compensation of the named executive officers. Because the value of certain equity awards included in the Summary Compensation Table above reflects the stock-based compensation expense rather than the total fair value of the awards, these percentages may not be able to be derived using the amounts reflected in the above table.

During 2006 we had a written employment agreement with each of our named executive officers. These agreements, which are on a year-to-year basis with unlimited automatic renewals, provide for a base salary, participation in our various incentive and benefit plans, and various perquisites, including an annual car allowance ($20,000 for Mr. Johnson, $9,600 for other executive officers) and reimbursement of the executive’s expenses for financial planning, club dues and similar matters (capped at 2% of annual base salary).

Each agreement includes a noncompetition provision that runs for a specified period after the executive ceases to be employed by us. The period is 24 months in the case of Mr. Peters and 18 months in the case of the other executive officers. Each agreement also contains a confidentiality provision and a provision that prohibits the executive officer from soliciting our employees for employment by other companies during a specified period after leaving Aftermarket Technology Corp.

Each of the employment agreements provides for severance payments to the executive officer in certain circumstances. See “Potential Payments Upon Termination or Change-in-Control” below.

In January 2007 we entered into a new written employment agreement with Mr. Johnson that replaces the agreement described above. The new agreement expires on December 31, 2007, subject to two one-year automatic renewals, and provides for a base salary, participation in our various incentive and benefit plans, and various perquisites, including an annual car allowance of $24,000 and reimbursement of up to $20,000 per year of Mr. Johnson’s expenses for financial planning, club dues and similar matters. The new agreement also includes a noncompetition provision that runs for 24 months after Mr. Johnson ceases to be employed by us. Like the old agreement, the new agreement also contains a confidentiality provision and a provision that prohibits Mr. Johnson from soliciting our employees for employment by other companies during a specified period after leaving Aftermarket Technology Corp.

Grants of Plan-Based Awards Table

The following table sets forth information regarding each grant of an award made in 2006 to the named executive officers under our various incentive plans:

		Estimated Future Payouts under Non-equity Incentive Plan Awards(1)			Estimated Future Payouts under Equity Incentive Plan Awards
Name	Grant Date	Threshold $	Target $	Maximum $	Threshold #	Target #	Maximum #	All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)		(k)	(l)
Donald T. Johnson, Jr.		$361,125	$481,500	$1,444,500	-	-	-	-
	6/1/06							18,750	(2)	-		-	$462,938
	6/1/06							-		56,250	(3)	$24.69	$465,677
Todd R. Peters		$146,025	$194,700	$584,100	-	-	-	-
	6/1/06							5,625	(2)	-		-	$138,881
	6/1/06							-		16,875	(2)	$24.69	$139,703
William L. Conley, Jr.		$94,500	$126,000	$378,000	-	-	-	-
	6/1/06							2,813	(2)	-		-	$69,453
	6/1/06							-		8,437	(2)	$24.69	$69,847
Brett O. Dickson		$97,500	$130,000	$390,000	-	-	-	-
	6/1/06							2,813	(2)	-		-	$69,453
	6/1/06							-		8,437	(2)	$24.69	$69,847
Joseph Salamunovich		$79,178	$105,570	$316,710	-	-	-	-
	6/1/06							2,813	(2)	-		-	$69,453
	6/1/06							-		8,437	(2)	$24.69	$69,847

(1)
Established under the annual Incentive Compensation Plan and payable if we achieve or exceed specified EPS and other financial targets for the year ended December 31, 2006 (provided that any bonus may be reduced by up to 20% if certain quality and service metrics are not achieved). The amounts shown in column (c) reflect the minimum payments under the Incentive Compensation Plan which is 75% of the target amount shown in column (d). The amount shown in column (e) is 300% of such target amount. These amounts are based on the individual’s current salary and position. Based on our performance in 2006, none of these amounts are payable except in the case of Mr. Conley.

(2)	Awarded under the 2004 Stock Incentive Plan. No consideration was paid for the award.
(3)	Awarded under the 2000 Stock Incentive Plan. No consideration was paid for the award.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information regarding unexercised stock options, unvested restricted stock, and equity incentive plan awards for each named executive officer outstanding as of December 31, 2006:

	Options Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)	(j)
Donald T. Johnson, Jr.				-			35,416	(1)	$753,652	-	-
	93,333	46,667	(2)		$14.0000	01/02/14
	75,000	-			$15.8500	06/02/15
	-	56,250	(3)		$24.6900	06/01/16
Todd R. Peters				-			18,958	(4)	$403,426	-	-
	-	23,333	(5)		$14.8500	03/09/14
	-	16,875	(3)		$24.6900	06/01/16
William L. Conley, Jr.				-			6,146	(6)	$130,787	-	-
	25,000	-			$14.1100	08/07/12
	6,667	3,333	(7)		$14.9000	05/12/14
	11,250	-			$15.8500	06/02/15
	-	8,437	(3)		$24.6900	06/01/16
Brett O. Dickson				-			8,646	(8)	$183,987	-	-
	5,000	-			$22.9000	05/08/12
	-	5,000	(7)		$14.9000	05/12/14
	-	8,437	(3)		$24.6900	06/01/16
Joseph Salamunovich				-			6,980	(9)	$148,534	-	-
	10,000	-			$18.1250	05/12/08
	25,000	-			$22.9000	05/08/12
	6,667	3,333	(7)		$14.9000	05/12/14
	11,250	-			$15.8500	06/02/15
	-	8,437	(3)		$24.6900	06/01/16

(1)	14,583 vest in June 2007; 14,583 vest in June 2008; and 6,250 vest in June 2009.
(2)	Vest in January 2007.
(3)	Vest in equal installments in June 2007, June 2008 and June 2009.
(4)	8,333 shares vest in March 2007; 4,375 shares vest in June 2007; 4,375 vest in June 2008; and 1,875 shares vest in June 2009.
(5)	Vest in March 2007.
(6)	833 shares vest in May 2007; 2,188 shares vest in June 2007; 2,188 shares vest in June 2008; and 937 shares vest in June 2009.
(7)	Vest in May 2007.
(8)	3,333 shares vest in May 2007; 2,188 shares vest in June 2007; 2,188 shares vest in June 2008; and 937 shares vest in June 2009.
(9)	1,667 shares vest in May 2007; 2,188 shares vest in June 2007; 2,188 shares vest in June 2008; and 937 shares vest in June 2009.

Option Exercise and Stock Vesting Table

The following table sets forth information regarding the exercise of stock options and vesting of restricted stock in 2006 for the named executive officers:

	Option Awards		Restricted Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting ($)
(a)	(b)	(c)	(d)	(e)
Donald T. Johnson, Jr.	-	-	8,334	$207,350
Todd R. Peters	69,167	$769,804	10,833	$243,859
William L. Conley, Jr.	-	-	2,083	$51,758
Brett O. Dickson	33,750	$328,299	4,583	$113,758
Joseph Salamunovich	-	-	4,583	$101,773

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

The following table sets forth information regarding the named executive officers’ participation in our deferred compensation plan during 2006:

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)(3)	Aggregate Earnings in Last FY ($)(4)(5)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
Donald T. Johnson, Jr.	$956,614	$28,076	$84,784	-	$1,254,218
Todd R. Peters	-	-	-	-	-
William L. Conley, Jr.	$128,200	$14,550	$16,736	-	$176,617
Brett O. Dickson	$13,000	$8,510	$3,810	-	$34,603
Joseph Salamunovich	-	-	-	-	-

(1)	A portion of these amounts were reported as compensation in the Summary Compensation Table in prior years.
(2)	All of these amounts are reported as "All Other Compensation" in the Summary Compensation Table.
(3)	In 2006, the Company provided a matching contribution of $0.50 per $1.00 of the first 10% of base salary deferred.
(4)	None of these amounts are reported as 2006 compensation in the Summary Compensation Table.
(5)
The aggregate earnings for 2006 are based on the returns of externally managed mutual funds. We maintain a grantor trust underlying the deferred compensation plan through which we generally seek to match assets to liabilities under the plan.

(6)	Includes special Company contribution of $1,393 to replace a forfeited 401(k) Plan Company matching contribution.
(7)	Includes $885,077 previously reported as compensation in the Summary Compensation Table for prior years.
(8)	Includes special Company contribution of $1,973 to replace a forfeited 401(k) Plan Company matching contribution.
(9)	Includes $119,642 previously reported as compensation in the Summary Compensation Table for prior years.
(10)	Includes special Company contribution of $1,760 to replace a forfeited 401(k) Plan Company matching contribution.
(11)	Includes $9,000 previously reported as compensation in the Summary Compensation Table for prior years.

Our nonqualified deferred compensation plan, which is designed to comply with the requirements of Section 409A of the Internal Revenue Code, enables our executive officers and directors to defer a portion of the cash compensation payable to them. Officers may defer up to 75% of base salary and up to 100% of annual incentive bonus and directors may defer up to 100% of annual retainer. The plan provides for a Company contribution of 50 cents for each dollar of the first 10% of base salary deferred by an officer. Plan participants elect to invest contributions in assorted mutual funds available under the plan. Distributions from the plan can be made in a lump sum payment or in annual payments over a period not to exceed 15 years. “In-service” distributions (i.e., distributions made while the participant is still employed by us) may not be made prior to two years after the establishment of the in-service account in question. “Post-separation” distributions (i.e., distributions made after the participant ceases to be employed by us) may not be made until six months after the separation. A participant may also receive a one-time distribution of some or all of such participant’s deferred account in the event of financial hardship caused by certain “unforeseen emergencies” (as defined in the plan).

The following table shows the funds available under the deferred compensation plan and their annual rate of return for the year ended December 31, 2006, as reported by the administrator of the plan:

Name of Fund	Rate of Return	Name of Fund	Rate of Return
American Century Equity Income Adv. Fund	19.3%	Principal Investors Money Market Pfd. Fund	4.50%
American Funds EuroPacific Growth R3 Fund	21.43%	Principal Investors Partners MidCap Value Pfd. Fund	13.29%
American Funds Growth Fund of America R3 Fund	10.62%	Principal Investors Real Estate Securities Pfd. Fund	36.16%
Calvert Social Investment Bond A Fund	4.28%	Principal Investors SmallCap Blend Pfd. Fund	13.95%
Lord Abbett All Value P Fund	13.62%	Principal Investors SmallCap Value Pfd. Fund	18.50%
Principal Investors International Growth Pfd. Fund	24.01%	Russell LifePoints® Balanced Strategy E Fund	12.84%
Principal Investors LargeCap Growth Pfd. Fund	9.59%	Russell LifePoints® Equity Growth Strategy E Fund	18.59%
Principal Investors MidCap Blend Pfd. Fund	13.81%

Potential Payments Upon Termination or Change-in-Control

Each of the employment agreements with our named executive officers as of December 31, 2006 provides that we will make severance payments and provide severance benefits to the executive if his employment with us terminates under certain circumstances. For purposes of the following discussion, the “termination date” means the date the executive ceases to be our employee, whether due to nonrenewal of the employment agreement, termination by us, or the executive’s resignation, death or disability.

Severance for Messrs. Johnson and Peters is equal to 18 months of base salary and the severance for each of the other executive officers is equal to 12 months of base salary. In addition, an executive officer would receive a prorated portion of the cash bonus that would be payable under our annual incentive compensation plan for the year in which the termination date occurs. If the termination date occurs within 18 months after a “change in control” (see below), the executive officer would also receive a payment equal to his target bonus under the incentive compensation plan for the year in which the termination date occurs. The severance also includes continued medical benefits during the severance period. It is a condition to receiving severance payments and benefits that the executive officer release us from all legal claims of any nature that he has or may have as of the termination date.

Severance is payable if (i) the executive is terminated without cause or resigns for “good reason,” (see below) or (ii) his employment agreement is not renewed. In addition, Mr. Johnson would receive severance if (x) he voluntarily resigns and the Board determines that he has provided an orderly transition to his successor, or (y) he becomes disabled.

Severance payments to an executive officer will ordinarily be made over the severance period (18 months for Messrs. Johnson and Peters, and 12 months for all other executive officers) unless the termination date occurs within 18 months after a change in control, in which case the severance will be made in a single payment within ten days after the termination date.

If the employment of an executive officer terminates, all of his unvested stock options and shares of restricted stock will terminate on the termination date, unless a change in control has occurred within 18 months prior to the termination date, in which case all such unvested options and restricted stock will vest on the termination date. The executive will have 30 days after his termination date in which to exercise any stock options that vested on or before the executive’s termination date, except in the case of termination without cause within 18 months after a change in control, death or disability, in which case the executive (or his estate) has one year from the termination date in which to exercise such vested options.

None of the executive employment agreements in place at December 31, 2006 provides for any payments or benefits upon a change in control unless the executive’s employment terminates at the time of the change in control. Neither do any of those agreement provide for a tax “gross-up” to offset the “parachute” excise tax under Internal Revenue Code Section 4999.

“Change in control” (CIC) occurs if (i) a reorganization, merger or consolidation of Aftermarket Technology Corp. or sale of all or substantially all of our assets occurs unless after such transaction at least 85% of the total voting power of the entity surviving or resulting from such transaction is beneficially owned by persons who prior to the transaction beneficially owned 100% of the total voting power of Aftermarket Technology Corp., (ii) any shareholder (or group of shareholders) becomes the beneficial owner of more than 35% of the total voting power of Aftermarket Technology Corp., or (iii) during any 12 month period individuals who at the beginning of such 12-month period constituted our Board of Directors (together with any new directors whose election by such Board or whose nomination for election by our shareholders was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of our Board of Directors.

“Good reason” means (i) a material diminution in the executive officer’s compensation, authority or responsibilities that is not justified by the executive’s performance, or (ii) our material breach of the employment agreement, where such diminution or breach is not cured within 30 days after notice from the executive officer.

The following tables show the payments and benefits that the named executive officers could receive in the event of certain termination events, based on their employment agreements as in effect on December 31, 2006:

Donald T. Johnson, Jr.
Executive Benefits and Payments Upon Termination	Voluntary Termination Without Board- approved Transition	Voluntary Termina-tion With Board- approved Transition	For Cause Termi- nation	Involuntary Termination Without Cause(1)	Involuntary Termination Without Cause Within 18 Months after CIC(1)	Death	Disability	Retirement
Compensation:
Base Salary	-	$802,500	-	$802,500	$802,500	-	$802,500	-
Short-term Incentive
Pro-rated award	-	-	-	-	-	-	-	-
Earned award	-	-	-	-	-	-	-	-
Pro-Forma award	-	-	-	-	$481,500	-	-	-
Stock Options(2)	-	-	-	-	$339,736	$339,736	$339,736	-
Restricted Stock(3)	-	-	-	-	$753,652	$753,652	$753,652	-
Benefits and Perquisites:
Medical Plan Coverage(4)	-	$9,000	-	$9,000	$9,000	-	$9,000	-
Life Insurance Proceeds	-	-	-	-	-	$500,000	-	-
Vested Portion of Company Match of Deferred Comp.	$16,939	$16,939	$16,939	$16,939	$42,346	$42,346	$42,346	$42,346
Accrued Vacation Pay	$5,200	$5,200	$5,200	$5,200	$5,200	$5,200	$5,200	$5,200
Outplacement Assistance	-	$25,000	-	$25,000	$25,000	-	-	-
280G Tax Gross Up	-	-	-	-	-	-	-	-
Total:	$22,139	$858,639	$22,139	$858,639	$2,458,934	$1,640,934	$1,952,434	$47,546

(1)	Includes nonrenewal of agreement and resignation for good reason.
(2)	Unvested awards that accelerate upon the terminating event multiplied by (i) our closing stock price on December 29, 2006 minus (ii) the exercise price of such awards.
(3)	Unvested awards that accelerate upon the terminating event multiplied by our closing stock price on December 29, 2006.
(4)	Estimated employer subsidy.

Todd R. Peters
Executive Benefits and Payments Upon Termination	Voluntary Termination	For Cause Termination	Involuntary Termination Without Cause(1)	Involuntary Termination Without Cause Within 18 Months after CIC(1)	Death	Disability	Retirement
Compensation:
Base Salary	-	-	$486,750	$486,750	-	-	-
Short-term Incentive
Pro-rated award	-	-	-	-	-	-	-
Earned award	-	-	-	-	-	-	-
Pro-Forma award	-	-	-	$194,700	-	-	-
Stock Options(2)	-	-	-	$150,031	$150,031	$150,031	-
Restricted Stock(3)	-	-	-	$403,426	$403,426	$403,426	-
Benefits and Perquisites:
Medical Plan Coverage(4)	-	-	$12,200	$12,200	-	-	-
Life Insurance Proceeds	-	-	-	-	$500,000	-	-
Vested Portion of Company Match of Deferred Comp.	-	-	-	-	-	-	-
Accrued Vacation Pay	-	-	-	-	-	-	-
Outplacement Assistance	-	-	$25,000	$25,000	-	-	-
280G Tax Gross Up	-	-	-	-	-	-	-
Total:	-	-	$523,950	$1,272,107	$1,053,457	$553,457	-

(1)	Includes nonrenewal of agreement and resignation for good reason.
(2)	Unvested awards that accelerate upon the terminating event multiplied by (i) our closing stock price on December 29, 2006 minus (ii) the exercise price of such awards.
(3)	Unvested awards that accelerate upon the terminating event multiplied by our closing stock price on December 29, 2006.
(4)	Estimated employer subsidy.

William L. Conley, Jr.
Executive Benefits and Payments Upon Termination	Voluntary Termination	For Cause Termination	Involuntary Termination Without Cause(1)	Involuntary Termination Without Cause Within 18 Months after CIC(1)	Death	Disability	Retirement
Compensation:
Base Salary	-	-	$252,000	$252,000	-	-	-
Short-term Incentive
Pro-rated award	-	-	-	-	-	-	-
Earned award	$159,472	$159,472	$159,472	$159,472	$159,472	$159,472	$159,472
Pro-Forma award	-	-	-	$126,000	-	-	-
Stock Options(2)	-	-	-	$21,265	$21,265	$21,265	-
Restricted Stock(3)	-	-	-	$130,787	$130,787	$130,787	-
Benefits and Perquisites:
Medical Plan Coverage(4)	-	-	$6,000	$6,000	-	-	-
Life Insurance Proceeds	-	-	-	-	$500,000	-	-
Vested Portion of Company Match of Deferred Comp.	$17,841	$17,841	$17,841	$22,302	$22,302	$22,302	$22,302
Accrued Vacation Pay	-	-	-	-	-	-	-
Outplacement Assistance	-	-	$25,000	$25,000	-	-	-
280G Tax Gross Up	-	-	-	-	-	-	-
Total:	$177,313	$177,313	$460,313	$742,826	$833,826	$333,826	$181,774

(1)	Includes nonrenewal of agreement and resignation for good reason.
(2)	Unvested awards that accelerate upon the terminating event multiplied by (i) our closing stock price on December 29, 2006 minus (ii) the exercise price of such awards.
(3)	Unvested awards that accelerate upon the terminating event multiplied by our closing stock price on December 29, 2006.
(4)	Estimated employer subsidy.

Brett O. Dickson
Executive Benefits and Payments Upon Termination	Voluntary Termination	For Cause Termination	Involuntary Termination Without Cause(1)	Involuntary Termination Without Cause Within 18 Months after CIC(1)	Death	Disability	Retirement
Compensation:
Base Salary	-	-	$260,000	$260,000	-	-	-
Short-term Incentive
Pro-rated award	-	-	-	-	-	-	-
Earned award	-	-	-	-	-	-	-
Pro-Forma award	-	-	-	$130,000	-	-	-
Stock Options(2)	-	-	-	$31,900	$31,900	$31,900	-
Restricted Stock(3)	-	-	-	$183,987	$183,987	$183,987	-
Benefits and Perquisites:
Medical Plan Coverage(4)	-	-	$8,100	$8,100	-	-	-
Life Insurance Proceeds	-	-	-	-	$500,000	-	-
Vested Portion of Company Match of Deferred Comp.	$13,089	$13,089	$13,089	$13,089	$13,089	$13,089	$13,089
Accrued Vacation Pay	-	-	-	-	-	-	-
Outplacement Assistance	-	-	$25,000	$25,000	-	-	-
280G Tax Gross Up	-	-	-	-	-	-	-
Total:	$13,089	$13,089	$306,189	$652,076	$728,976	$228,976	$13,089

(1)	Includes nonrenewal of agreement and resignation for good reason.
(2)	Unvested awards that accelerate upon the terminating event multiplied by (i) our closing stock price on December 29, 2006 minus (ii) the exercise price of such awards.
(3)	Unvested awards that accelerate upon the terminating event multiplied by our closing stock price on December 29, 2006.
(4)	Estimated employer subsidy.

Joseph Salamunovich
Executive Benefits and Payments Upon Termination	Voluntary Termination	For Cause Termination	Involuntary Termination Without Cause(1)	Involuntary Termination Without Cause Within 18 Months after CIC(1)	Death	Disability	Retirement
Compensation:
Base Salary	-	-	$234,600	$234,600	-	-	-
Short-term Incentive
Pro-rated award	-	-	-	-	-	-	-
Earned award	-	-	-	-	-	-	-
Pro-Forma award	-	-	-	$105,570	-	-	-
Stock Options(2)	-	-	-	$21,265	$21,265	$21,265	-
Restricted Stock(3)	-	-	-	$148,534	$148,534	$148,534	-
Benefits and Perquisites:
Medical Plan Coverage(4)	-	-	$8,100	$8,100	-	-	-
Life Insurance Proceeds	-	-	-	-	$469,200	-	-
Vested Portion of Company Match of Deferred Comp.	-	-	-	-	-	-	-
Accrued Vacation Pay	-	-	-	-	-	-	-
Outplacement Assistance	-	-	$25,000	$25,000	-	-	-
280G Tax Gross Up	-	-	-	-	-	-	-
Total:	-	-	$267,700	$543,069	$638,999	$169,799	-

(1)	Includes nonrenewal of agreement and resignation for good reason.
(2)	Unvested awards that accelerate upon the terminating event multiplied by (i) our closing stock price on December 29, 2006 minus (ii) the exercise price of such awards.
(3)	Unvested awards that accelerate upon the terminating event multiplied by our closing stock price on December 29, 2006.
(4)	Estimated employer subsidy.

Mr. Johnson’s new employment agreement entered into in January 2007 changes his severance from what is described above to an amount equal to two years of base salary and two years of target bonus under our annual incentive compensation plan, plus a prorated portion of any cash bonus under our long-term incentive plan. These payments are subject to a tax “gross-up” to offset the “parachute” excise tax under Internal Revenue Code Section 4999 if a change in control occurs within 18 months prior to the termination date. Mr. Johnson’s medical coverage runs for five years after termination. Mr. Johnson’s severance is payable if (i) he is terminated without cause or resigns for good reason, (ii) his employment agreement is not renewed within 18 months after a change in control, or (iii) he becomes disabled, and payments will be made over the 24-month period following his termination date unless the termination date occurs within 18 months after a change in control, in which case the severance will be made in a single payment within ten days after the termination date.

Under Mr. Johnson’s new agreement, unvested stock options and restricted stock as of his termination date will continue to vest according to their vesting schedules after the termination date under the following circumstances: (i) the expiration of his employment agreement without renewal; (ii) his termination without cause or resignation for good reason; (iii) his permanent disability; or (iv) his voluntary resignation if the Board determines that Mr. Johnson has provided an orderly transition to his successor. If Mr. Johnson ceases to be our employee due to his death, then all his unvested stock options and restricted stock will immediately vest. If he ceases to be our employee for any other reason, then his stock options and restricted stock that are unvested as of the termination date will terminate. His options that are vested on his termination date or that subsequently vest will be exercisable until the tenth anniversary of the date of their grant.

Compensation of Directors

The following table sets forth the compensation for 2006 for those persons who served as members of our Board of Directors during 2006 (other than the Chairman of the Board, whose compensation is included in the above tables as a named executive officer):

Name	Fees earned or paid in cash ($)		Stock Awards ($)(1)		Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)		(c)		(d)		(e)	(f)	(g)	(h)
Robert L. Evans	$50,000		$29,750	(3)(4)	$17,954	(5)(6)	-	-	-	$97,704
Curtland E. Fields	$50,000		$29,750	(3)(4)	$17,954	(5)(6)	-	-	-	$97,704
Michael J. Hartnett	$50,000		$29,750	(3)(4)	$28,552	(5)(7)	-	-	-	$108,302
Michael D. Jordan	$50,000	(8)	$29,750	(3)(4)	$41,080	(5)(6)	-	-	-	$120,830
S. Lawrence Prendergast	$50,000		$29,750	(3)(4)	$41,080	(5)(6)	-	-	-	$120,830
Edward Stewart	$50,000	(8)	$29,750	(3)(4)	$17,954	(5)(6)	-	-	-	$97,704

(1)
The assumptions used in the computation of our stock award fair values are set forth in Note 2 -- Stock-Based Compensation to our consolidated financial statements set forth in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2006

(2)
The assumptions used in the computation of our stock award fair values are set forth in Note 2 -- Stock-Based Compensation to our consolidated financial statements set forth in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2006.

(3)	The grant date fair value of 1,500 shares of restricted stock granted on June 1, 2006 was $37,035.
(4)	As of December 31, 2006, the director held 3,166 shares of restricted stock.
(5)	The grant date fair value of 4,500 options to purchase common stock granted on June 1, 2006 to a director was $50,245.
(6)	As of December 31, 2006, the director held 32,000 options to purchase common stock.
(7)	As of December 31, 2006, the director held 127,000 options to purchase common stock.
(8)	Entire 2006 cash retainer has been deferred in Company's Nonqualified Deferred Compensation Plan.

We pay our outside directors an annual fee of $50,000 for serving on the Board and we reimburse them for their expenses in connection with attending Board and committee meetings. Directors do not receive any compensation for serving on a committee or serving as lead director or a committee chairman. In addition to the annual fee, each outside director receives an annual grant of restricted stock and options to purchase our common stock. For 2006 the grant was 1,500 shares of restricted stock and 4,500 stock options. Each director’s restricted stock (for which no consideration was paid) vests in one-third increments on the first, second and third anniversaries of the date of grant. The option exercise price is $24.69

(the closing price of our common stock on Nasdaq on the date the options were granted), the options vest in one-third increments on the first, second and third anniversaries of the date of grant, and they expire in 2016.

Stock Incentive Plans

Pursuant to our 1998, 2000, 2002, 2004 and 2006 stock incentive plans, officers, directors, employees and consultants of Aftermarket Technology Corp. and its affiliates are eligible to receive stock options, annual incentive bonuses and incentive stock. In addition, we have stock options outstanding under a 1996 stock incentive plan under which awards may no longer be made.

The stock incentive plans are administered by the Compensation and Nominating Committee of our Board of Directors, although the Board of Directors makes decisions with respect to awards for our Chief Executive Officer and may exercise any of the Committee’s other authority under the plans in lieu of the Committee’s exercise thereof. Subject to the express provisions of the stock incentive plans, the Committee has broad authority in administering and interpreting the plans. Awards to employees may include a provision terminating the award upon termination of employment under certain circumstances or accelerating the receipt of benefits upon the occurrence of specified events. Restricted stock granted under the stock incentive plans are subject to vesting provisions. Stock options are also subject to vesting provisions and expire on the tenth anniversary of the date of grant.

As of February 15, 2007, there were 200,225 shares of restricted stock issued to our directors, officers and employees and 1,584,649 options to purchase common stock granted to our directors, officers and employees pursuant to the plans, and the number of shares available for future issuance pursuant to the plans was 1,081,196.

For information regarding the number of shares of restricted stock and stock options held by our directors and officers, see “Security Ownership of Certain Beneficial Owners and Management.”

Compensation Committee Interlocks and Insider Participation

The Compensation and Nominating Committee of our Board of Directors is composed of Robert L. Evans, Curtland E. Fields (Chairman) and Michael D. Jordan, none of whom are or have ever been an officer or employee of Aftermarket Technology Corp. or its subsidiaries and each of whom is, and at all times during 2006 was, independent as defined in the Nasdaq listing standards and the regulations of the Securities and Exchange Commission. During 2006 none of our executive officers served on the board of directors or compensation committee of any entity with which any of Messrs. Evans, Fields or Jordan or any other member of our Board of Directors had any affiliation.

Compensation Committee Report

The Compensation and Nominating Committee of our Board of Directors has reviewed and discussed the Compensation Discussion and Analysis at the beginning of this Executive Compensation section with management and based on such review and discussions, the Compensation and Nominating Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.

Compensation and Nominating Committee
Curtland E. Fields, Chairman
Robert L. Evans
Michael D. Jordan

The foregoing report of the Compensation and Nominating Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock (the only class of our issued and outstanding voting securities), as of February 15, 2007 by each of our directors, our Chief Executive Officer, our Chief Financial Officer, each of our three other most highly compensated executive officers as of December 31, 2006, our directors and executive officers as a group, and each person who at February 15, 2007 was known to us to beneficially own more than 5% of our outstanding common stock.

Beneficial Owner (1)	Number of Shares (2)	Voting Percentage
Wells Fargo & Company (3)	1,939,108	8.9
Daruma Asset Management, Inc. (4)	1,703,300	7.8
Pzena Investment Management, LLC (5)	1,645,394	7.5
FMR Corp. (6)	1,381,702	6.3
Donald T. Johnson, Jr. (7)	338,607	1.5
Todd R. Peters (8)	55,429	*
Brett O. Dickson (9)	13,646	*
William L. Conley, Jr. (10)	51,980	*
Joseph Salamunovich (11)	66,656	*
Robert L. Evans (12)	31,500	*
Curtland E. Fields (12)	31,500	*
Dr. Michael J. Hartnett (13)	126,500	*
Michael D. Jordan (14)	24,833	*
S. Lawrence Prendergast (14)	25,833	*
Edward Stewart (12)	48,500	*
All directors and officers as a group (14 persons) (15)	975,307	4.3
_______________
* Less than 1%.

(1)	Unless otherwise noted, the address of each beneficial owner is 1400 Opus Place, Suite 600, Downers Grove, IL 60515.
(2)
The shares of common stock underlying options granted under our stock incentive plans that are exercisable as of February 15, 2007 or that will become exercisable within 60 days thereafter (such options being referred to as “exercisable”) are deemed to be outstanding for the purpose of calculating the beneficial ownership of the holder of such options, but are not deemed to be outstanding for the purpose of computing the beneficial ownership of any other person.

(3)	Wells Fargo & Company’s address is 420 Montgomery Street, San Francisco, CA 94104.
(4)	Daruma Asset Management, Inc.’s address is 80 West 40th Street, 9th Floor, New York, NY 10018.
(5)	Pzena Investment Management, LLC’s address is 120 West 45th Street, 20th Floor, New York, NY 10036.
(6)	FMR Corp.’s address is 82 Devonshire Street, Boston, MA 02109.
(7)	Includes 64,816 shares of restricted stock and 215,000 shares subject to exercisable options. Excludes 143,950 shares subject to options that are not exercisable.
(8)	Includes 18,958 shares of restricted stock and 23,333 shares subject to exercisable options. Excludes 16,875 shares subject to options that are not exercisable.
(9)	Consists of 8,646 shares of restricted stock and 5,000 shares subject to exercisable options. Excludes 13,437 shares subject to options that are not exercisable.
(10)	Includes 6,146 shares of restricted stock and 42,917 shares subject to exercisable options. Excludes 11,770 shares subject to options that are not exercisable.
(11)	Includes 6,980 shares of restricted stock and 52,917 shares subject to exercisable options. Excludes 11,770 shares subject to options that are not exercisable.
(12)	Includes 3,166 shares of restricted stock and 27,500 shares subject to exercisable options. Excludes 4,500 shares subject to options that are not exercisable.
(13)	Includes 3,166 shares of restricted stock and 122,500 shares subject to exercisable options. Excludes 4,500 shares subject to options that are not exercisable.
(14)	Includes 3,166 shares of restricted stock and 20,833 shares subject to exercisable options. Excludes 11,167 shares subject to options that are not exercisable.
(15)	Includes 144,482 shares of restricted stock and 714,167 shares subject to exercisable options. Excludes 272,780 shares subject to options that are not exercisable.

CERTAIN TRANSACTIONS

Since the beginning of 2006, we have not engaged in, nor is there any current proposal that we engage in, any transaction or series of related transactions with any of our directors, executive officers, anyone known by us to own (of record or beneficially) more than 5% of our outstanding common stock, or any member of the immediate family of any of the foregoing.

The Audit Committee of our Board of Directors is responsible for reviewing and approving all “related party transactions” (as defined in the applicable Nasdaq listing standards). Before approving such a transaction, the Audit Committee would take into account all relevant factors that it deems appropriate, including whether the related party transaction is on terms no less favorable to us than terms generally available from an unaffiliated third party under the same or similar circumstances, and the extent of the related person’s interest in the transaction. The Audit Committee’s responsibility for related party transactions is set forth in the Committee’s written charter (a copy of which is available on our website at www.goATC.com). The Committee’s policy regarding related party transactions is not in writing, but is the result of the oral consensus of the members of the Committee.

We have entered into separate but identical indemnification agreements with each of our directors and executive officers. These agreements provide for, among other things, indemnification to the fullest extent permitted by law and advancement of expenses.

AUDIT MATTERS

Independent Auditor

Ernst & Young LLP was our independent auditor for the year ended December 31, 2006. The appointment of the independent auditor is approved by the Audit Committee of our Board of Directors. Consistent with past years, the Audit Committee will not take action regarding the appointment of our auditor for fiscal 2007 until the fourth quarter of this year. Stockholder approval is not sought in connection with the selection of auditors.

Representatives of Ernst & Young will be present at the annual meeting and will be given an opportunity to make a statement if they desire to do so and will respond to appropriate questions from stockholders.

Fees Paid to Independent Auditor

Set forth below are the fees and expenses for Ernst & Young for each of the last two years for the following services provided to us:

	2006	2005
Audit Fees (1)	$1,101,430	$1,088,424
Audit-Related Fees (2)	178,896	120,537
Tax Fees (3)	44,958	69,081
All Other Fees (4)	6,600	-
Total Fees	$1,331,884	$1,278,042
_______________
(1)
The fees for 2005 are $39,024 higher than reported in our Proxy Statement for our 2006 annual meeting due to audit fees incurred but not communicated until after the mailing of the 2006 Proxy Statement.

(2)
For 2006 consists of fees and expenses for services relating to (i) a Statement of Auditing Standards No. 70 review ($128,896) and (ii) diligence for a potential acquisition ($50,000). For 2005 consists of fees and expenses for services relating to a Statement of Auditing Standards No. 70 review and was reclassified from “All Other Fees” as reported in the 2006 Proxy Statement.

(3)
For 2006 consists of fees and expenses for assistance with (i) state, federal and foreign tax returns ($35,939) and (ii) other foreign tax related assistance ($9,019). For 2005 consists of fees and expenses for assistance with (i) state, federal and foreign tax returns ($63,712) and (ii) other tax audits ($5,369).

(4)	Consists of fees and expenses for services relating to assurance services for a customer.

The Audit Committee of our Board of Directors pre-approves each non-audit engagement or service with or by our independent auditor. Prior to pre-approving any such non-audit engagement or service, it is the Committee's practice to first receive information regarding the engagement or service that (i) is detailed as to the specific engage-ment or service, and (ii) enables the Committee to make a well-reasoned assessment of the impact of the engagement or service on the auditor’s independence. In addition, the Chairman of the Audit Committee is autho-rized to pre-approve any non-audit service between regularly scheduled meetings of the Audit Committee provided that the fees for such service do not exceed $50,000 and the Chairman’s approvals are reported to the full Audit Committee at the next Audit Committee meeting. The Audit Committee or the Audit Committee Chairman pre-approved all non-audit engagements with, and services provided by, our independent auditor during 2006 and 2005.

Audit Committee Report

The Audit Committee reviews the financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements, the reporting process and internal controls. The independent auditor is responsible for auditing the financial statements and expressing an opinion on the conformity of the audited financial statements to generally accepted accounting principles.

In this context, the Audit Committee has reviewed and discussed with management and the independent auditor the audited financial statements. The Committee has discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Committee has received from the independent auditor the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the auditor its independence from Aftermarket Technology Corp. and its management. The Committee has also considered whether the independent auditor’s provision of non-audit services is compatible with the auditor’s independence and has concluded that the independent auditor is independent from Aftermarket Technology Corp. and its management.

In its oversight role for these matters, the Audit Committee relies on the information and representations made by management and the independent auditors. Accordingly, the Committee’s oversight does not provide an independent basis to certify that the audit of the financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the independent auditor is in fact “independent.”

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.

The Audit Committee
Dr. Michael J. Hartnett
S. Lawrence Prendergast, Chairman
Edward Stewart

ANNUAL REPORT ON FORM 10-K

Our 2006 Annual Report on Form 10-K is being mailed along with this Proxy Statement to all stockholders of record on April 19, 2007. Any stockholder who has not received a copy of the Annual Report may obtain one without charge by writing to us at 1400 Opus Place, Suite 600, Downers Grove, Illinois 60515. The Annual Report is also available on our website at www.goATC.com. We have not incorporated by reference into this Proxy Statement the information included on or linked from our website, and you should not consider it to be part of this Proxy Statement.

STOCKHOLDER COMMUNICATIONS
WITH THE BOARD OF DIRECTORS

Stockholders wishing to communicate with one or more of our directors may do so by sending a letter addressed to the director or directors care of the Secretary, Aftermarket Technology Corp., 1400 Opus Place, Suite 600, Downers Grove, Illinois 60515. At the direction of the Board, mail will be opened and screened for security purposes. All mail, other than items deemed obscene, will be forwarded to the appropriate director or directors. Mail addressed to the directors generally or to the entire Board will be forwarded to the Chairman of the Board. Any mail regarding our financial statements, financial records, accounting practices or internal controls or alleging any violation of our code of ethics will be forwarded to the Audit Committee to be handled in accordance with the Committee’s established procedures.

MULTIPLE STOCKHOLDERS SHARING THE SAME ADDRESS

To reduce the expenses of delivering duplicate proxy materials, we are taking advantage of the Securities and Exchange Commission’s “householding” rules that permit us to deliver only one set of proxy materials to stockholders who share an address, unless otherwise requested. If you share an address with another stockholder and have received only one set of proxy materials, you may request a separate copy of these materials at no cost to you by contacting us at (630) 271-8100, or by writing to us at 1400 Opus Place, Suite 600, Downers Grove, Illinois 60515. For future annual meetings, you may request separate voting materials, or request that we send only one set of proxy materials to you if you are receiving multiple copies, by calling or writing to Aftermarket Technology Corp. at the phone number and address given above.

STOCKHOLDER PROPOSALS
FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS

Stockholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act must be received by us on or before December 27, 2007 to be considered for inclusion in the proxy statement for our 2008 annual meeting of stockholders, which is expected to be held on or about June 4, 2008. Generally, a stockholder is eligible to present proposals under Rule 14a-8 if he or she has been for at least one year the record or beneficial owner of at least $2,000 in market value, or 1%, of securities entitled to be voted at the 2008 annual meeting and he or she continues to own such securities through the date on which the meeting is held.

If we receive notice after March 16, 2008 of a stockholder’s intent to present a proposal at the 2008 annual meeting, we will have the right to exercise discretionary voting authority with respect to such proposal at the meeting, without including information regarding the proposal in our proxy materials.

By Order of the Board of Directors,

/s/ Joseph Salamunovich

Joseph Salamunovich
Secretary

April 25, 2007

APPENDIX A

THIS PROXY IS SOLICITED ON BEHALF OF THE
BOARD OF DIRECTORS OF

AFTERMARKET TECHNOLOGY CORP.

For Annual Meeting of Stockholders

June 6, 2007

The undersigned stockholder of Aftermarket Technology Corp. (the “Company”) acknowledges receipt of the Notice of Annual Meeting of Stockholders of the Company and the accompanying Proxy Statement, each dated April 25, 2007, and the undersigned hereby revokes all prior proxies and hereby constitutes and appoints Donald T. Johnson, Jr., Todd R. Peters and Joseph Salamunovich, and each of them (each with full power of substitution and with full power to act without the others), the proxies of the undersigned, to represent the undersigned and to vote all the shares of common stock of the Company that the undersigned would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held on June 6, 2007 at 8:00 a.m., Central time, at the Four Seasons Resort and Club, Dallas at Las Colinas, 4150 North MacArthur Boulevard, Irving, Texas 75038, and at any adjournment thereof.

Please sign and date this proxy on the reverse side and return it in the enclosed envelope.

A-1

ANNUAL MEETING OF STOCKHOLDERS OF

AFTERMARKET TECHNOLOGY CORP.

June 6, 2007

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

” Please detach along perforated line and mail in the envelope provided. ”
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1. Election of Directors:	NOMINEES:		2. To vote upon such other business as may properly come before the meeting or any adjournment thereof.
ÿ FOR ALL NOMINEES	m	Robert L. Evans
ÿ WITHHOLD AUTHORITY	m	Curtland E. Fields	This proxy will be voted as directed by the undersigned; where no choice is specified, it will be voted FOR Proposal 1 and in the discretion of the proxies
FOR ALL NOMINEES	m	Dr. Michael J. Hartnett	with respect to matters described in Proposal 2.
ÿ FOR ALL EXCEPT	m	Donald T. Johnson, Jr.
(See instructions below)	m	Michael D. Jordan
	m	S. Lawrence Prendergast
	m	Edward Stewart
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
ð

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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